CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated March 31, 2008 on the financial statements and financial highlights as of and for the period ended January 31, 2008 of Critical Math Fund, a series of shares of Northern Lights Fund Trust.  Such financial statements and financial highlights appear in the Fund’s 2008 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

June 13, 2008